Exhibit 99.1

745 Seventh Avenue New York, NY 10019 United States

January 12, 2015

Board of Directors

Engility Holdings, Inc.

3750 Centerview Drive

Chantilly, VA 20151

Members of the Board of Directors:

We hereby consent to (i) the inclusion of our opinion letter, dated October 28, 2014, to the Board of Directors of Engility Holdings, Inc. ( “Engility”), as an Annex to the joint proxy/consent solicitation statement/prospectus that forms a part of Amendment No. 2 to the Registration Statement on Form S-4 of Engility and New East Holdings, Inc., as filed on January 12, 2015 (the “Registration Statement”), relating to the proposed business combination transaction between Engility and TASC Parent Corporation and (ii) the references in the Registration Statement to such opinion and our firm in the Registration Statement under the headings “SUMMARY—Opinions of Engility’s Financial Advisors—Opinion of Barclays Capital Inc.”, “THE MERGERS—Background of the Mergers”, “THE MERGERS—Engility’s Reasons for the Transactions” and “THE MERGERS—Opinions of Engility’s Financial Advisors—Opinion of Barclays Capital Inc.”

In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the rules and regulations adopted by the U.S. Securities and Exchange Commission thereunder, nor do we admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the U.S. Securities Act of 1933, as amended, or the rules and regulations of the U.S. Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Barclays Capital Inc.

BARCLAYS CAPITAL INC.